OPTION AGREEMENT

             (Adams-Wabash Parking Garage; Chicago, Illinois)

     THIS AGREEMENT ("Agreement") is made and entered into as of June 27, 1997 (the "Effective Date") by and among AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO ("Trustee"), not personally but solely as Trustee under Trust Agreement dated December 12, 1986 and known as Trust No. 100872-03 ("Trust") ADAMS/WABASH LIMITED PARTNERSHIP, an Illinois limited partnership (hereinafter called "Optionor"), and EOP-ADAMS/WABASH PARKING GARAGE, L.L.C., a Delaware limited liability company (hereinafter called "Optionee").

                              R E C I T A L S

     A. Trustee is the owner of that certain real property (such real property, together with all and singular the tenements, hereditaments, easements, rights-of-way and appurtenances belonging or appertaining thereto, being herein called the "Land") located at 17 East Adams Street, in the City of Chicago, County of Cook, State of Illinois, as such real property is more particularly described in Exhibit "A" attached hereto, and upon which is located a parking garage (the "Building") sometimes known as "Adams-Wabash Parking Garage".

     B. Optionor is the owner of the beneficial interests in the Trust and desires to sell, or cause to be sold, and Optionee desires to purchase, the Land, the Building and the other "Property" (as hereinafter defined), on the terms and conditions hereinafter documented.

     C. Trustee is willing to join in this Agreement solely for the purpose set forth in Paragraph 1D hereof.

     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

     1.    OPTION GRANT, CONSIDERATION AND EXERCISE.

           A. GRANT OF OPTION. Trustee and Optionor hereby grant to Optionee the option (the "Option") to purchase the Land and the Building together with all right, title and interest of Trustee and Optionor in and to all other improvements, structures and fixtures located upon the Land, all right, title and interest of Trustee and Optionor (whether now or hereafter existing) in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Land or any portion of it, and, subject to the terms of this Agreement, all right, title and interest of Trustee and Optionor (whether now or hereafter existing) in and to any award made or to be made as a result or in lieu of condemnation, and in and to any award for damage to the Property or any part thereof by reason of casualty (all of the foregoing being included within the term "Land"), and all right, title and interest of Trustee and Optionor under the "Tenant Leases" and "Parking Agreements" (as hereinafter defined), all right, title and interest of Optionor under the "Operating Agreements" (as hereinafter defined), all right, title and interest of Optionor under that certain Agreement dated April 6, 1883 and recorded as Document No. 3228599, as amended by that certain Agreement dated May 31, 1902 and recorded as Document No. 3294549, and as further amended by that certain Agreement dated March 7, 1990 and recorded as Document No. 90292947 (collectively, the "Party Wall Agreement"), all right, title and interest of Optionor in and to those items of personal property described in Exhibit "B" attached hereto and made a part hereof, all right, title and interest of Optionor in and to the name "Adams-Wabash Parking Garage", and, to the extent assignable, all right, title and interest of Optionor and Trustee, if any, in and to all leases, contract rights, agreements (other than existing management agreements with respect to ownership and/or operation of the Property), tenant lists, advertising


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material and telephone exchange numbers relating solely to the Property
(hereinafter, collectively, the "Property"), all upon the terms, covenants and conditions hereinafter set forth.

           B.    OPTION CONSIDERATION.

                 (1) OPTION FEE. Prior hereto, Optionee has delivered Two Million and no/100 Dollars ($2,000,000.00) (together with all interest earned thereon while held by "Escrow Holder" being herein called, the "Option Fee") to Chicago Title and Trust Company, 171 North Clark Street, Chicago, Illinois 60601, Attention: Rose Watkins (which company, in its capacity as escrow holder hereunder, is called "Escrow Holder"). At all times in which the Option Fee is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments ("Approved Investments"): (i) United States Treasury obligations, or (ii) such other manner as may be reasonably agreed to by Optionor and Optionee. The Option Fee shall be disposed of by Escrow Holder pursuant to the First Amendment to Joint Order Escrow Agreement attached hereto as Exhibit "K".

                 (2) RELEASE OF OPTION FEE. The Option Fee shall be released and delivered to Optionor as follows:

                 a.  Concurrently herewith   -   $150,000
                 b.  On July 1, 1997   -     $ 50,000
                 c.  On July 15, 1997  -     Remaining balance of Escrow
Deposit (i.e., $1,800,000, together with all interest thereon)

Such releases shall be made by delivery of Escrow Holder's check to Optionor at the address provided in Paragraph 10H below or by wire transfer in accordance with separate instructions from Optionor. Provided that the "Closing" (as hereinafter defined) shall occur, the Option Fee shall be applied against the "Purchase Price" (as hereinafter defined) to reduce the amount of the "Closing Payment" (as defined below), as provided in Paragraph 2 below.

           C. EXERCISE OF OPTION. Optionee hereby irrevocably elects to exercise the Option and to acquire the Property on the terms, covenants and conditions hereinafter set forth.

           D. JOINDER OF TRUSTEE. Trustee is joining in the execution of this Agreement solely for the purpose of consenting to the grant of the Option and, at Optionor's request, agreeing to the execution and delivery of the "Memorandum of Option", the "Deed" and the other conveyancing documents as hereinafter provided (and defined).

     2. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Property shall be the sum of Twenty-Five Million and no/100 Dollars ($25,000,000.00). The Purchase Price, as adjusted by the application of the Option Fee (and, to the extent made by Optionee hereunder, by the "Initial Extension Fee" and the "Additional Extension Fee", as hereinafter defined), and by the prorations and credits specified herein, shall be paid in immediately available federal funds on the "Closing Date", as hereinafter defined (the amount to be paid under this Paragraph 2 being herein called the "Closing Payment").

     3.    TITLE MATTERS.

           A. TITLE REPORT. Optionor has delivered to Optionee a copy of a current title commitment (the "Title Commitment") dated April 20, 1997, issued under number 7660531, covering the Property from Chicago Title Insurance Company (which company, in its capacity as title insurer hereunder, is herein called the "Title Company"), a copy of which is attached hereto as Exhibit "L". In addition, Optionor has delivered to Optionee that certain survey of the Property dated May 6, 1997, prepared by National Survey Service, Inc. ("Survey"). Optionee hereby acknowledges that Optionee has approved the


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exceptions to title shown on the Title Commitment (subject to deletion of those matters noted therein as to be deleted at Closing) and the matters disclosed on the Survey. Approval by Optionee of any materially adverse additional exceptions to title disclosed after the date hereof shall be a condition precedent to Optionee's obligation to purchase the Property (Optionee hereby agreeing that, in all events, its approval of such additional exceptions to title shall not be unreasonably withheld). Unless Optionee gives written notice that it reasonably disapproves any such additional materially adverse exceptions to title, stating the exceptions so disapproved, on or before the date which is 5 days after receipt of written notice thereof, Optionee shall be deemed to have approved said exceptions (provided, however, in no event shall the Closing Date be extended more than one time or for more than 5 days to permit Optionee to review any such additional exceptions). If, for any reason, on or before the Closing Date, Optionor does not cause any materially adverse additional exceptions to title which Optionee disapproves (to the extent Optionee is permitted hereunder to so disapprove) either to be removed or to obtain a title endorsement (if available) reasonably acceptable to Optionee insuring over such disapproved exception on or before the Closing Date (as the same may be extended as aforesaid) at no cost or expense to Optionee (Optionor having the right but not the obligation to do so, such right to be exercised, if at all, within 5 days after Optionor's receipt of written notice of disapproval from Optionee), the obligation of Optionor to sell, and Optionee to buy, the Property as herein provided shall terminate (and Optionor and Optionee shall have no further obligations in connection herewith). Optionee shall have the option to waive the condition precedent set forth in this Paragraph 3A by written notice to Optionor. In the event of such waiver, such condition shall be deemed satisfied. Notwithstanding anything to the contrary contained in this Agreement, Optionor shall (i) remove any mortgage, deed of trust or other loan documents evidencing financings obtained by Optionor and (ii) remove (or, at Optionor's cost and expense, cause the Title Company to endorse over in a manner reasonably satisfactory to Optionee) any tax or judgment liens against Optionor, and mechanic's liens for work performed by or on behalf of Optionor, or any other title exceptions created or acquiesced to by Optionor after the date of the Title Commitment (collectively, the "Required Title Cure Matters"). In the event that, not later than the Closing Date (as the same may be extended pursuant to the terms of this Paragraph 3A), Optionor fails to satisfy its obligations hereunder with respect to the Required Title Cure Matters, Optionee shall be entitled to utilize sufficient portions of the Purchase Price payment as may be necessary to satisfy such obligations.

           B. EXCEPTIONS TO TITLE. Optionee shall be obligated to accept title to the Property, subject to the following exceptions to title:

                 (1) 1996 final installment of real estate taxes and assessments not yet delinquent and 1997 real estate taxes and assessments not yet due and payable;

                 (2) The printed exceptions which appear in the standard form owner's policy of title insurance issued by Title Company in the State of Illinois (other than the five so-called "general exceptions" to title and the "creditor's rights" exception to title); and

                 (3) Such exceptions to title as may have been or may hereafter be approved or deemed approval by Optionee pursuant to the provisions of Paragraph 3A above.

Conclusive evidence of the availability of such title (and a condition precedent to Optionee's obligations to close hereunder) shall be the willingness of Title Company to issue to Optionee on the Closing Date an owner's title insurance policy in the form attached as Exhibit "L" hereto, subject to deletion of those matters to be deleted at Closing and to the other provisions of this Paragraph 3 ("Owner's Policy").



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     4.    COMPLETED DUE DILIGENCE.

           A. PRICE REFLECTIVE OF REVIEWS. Optionee has completed all of Optionee's due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases, service contracts, survey and title matters and all physical, environmental and compliance matters and conditions respecting the Property. Optionee acknowledges that the Purchase Price has been determined to appropriately take such due diligence matters into account to Optionee's satisfaction.

           B. CONDUCT OF REVIEWS. Optionee hereby represents, warrants and covenants to Optionor that Optionee at all times has conducted its due diligence reviews, inspections and examinations in a manner so as to not cause damage, loss, cost or expense to Optionor or the Property and so as to not unduly interfere with or disturb any tenants or any other person or entity at the Property, and Optionee will indemnify, defend, and hold Optionor and the Property harmless from and against any such damage, loss, cost or expense (the foregoing obligation surviving any termination of this Agreement). Provided Optionee shall comply with the terms of the "Confidentiality Agreement" (as defined below). Optionee's indemnification obligation shall not include any such damage, loss, cost or expense arising out of, relating to or attributable to information concerning the existing condition of the Property (including existing defects to the Property) or other matters with respect to the Property discovered by Optionee as a result of such reviews, inspections or examinations. Optionee further represents and warrants to Optionor that Optionee did not, and will not prior to Closing, make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) without Optionor's prior knowledge and consent (and in all events promptly return the Property to its prior condition and repair thereafter). If for any reason the transactions hereunder shall fail to close, Optionee shall promptly deliver (without representation or warranty) to Optionor true, accurate and complete copies of any written reports (or last drafts thereof, if final reports were not issued) relating to the Property prepared for or on behalf of Optionee by any third party (other than those respecting economic performance or issues of management or those as to which the consent of such third party is required but whose consent, after reasonable good efforts by Optionee to obtain the same, is not granted) and shall, upon written request, destroy or return all documents and other materials furnished by Optionor hereunder. Optionee shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential in accordance with that certain confidentiality agreement ("Confidentiality Agreement") dated February 21, 1997.

     5.    CLOSING PROCEDURE.

           A. CLOSING DATE. The closing ("Closing") of the sale and purchase herein provided shall be consummated at a closing conference ("Closing Conference"), which shall be held at 10:00 a.m. (Chicago time) on the Closing Date at Optionor's offices at 900 North Michigan Avenue, Chicago, Illinois. As used herein, "Closing Date" means July 15, 1997, or such earlier date as may be agreed upon by Optionee and Optionor; PROVIDED, HOWEVER, Optionee shall have the right to extend the Closing Date on the following terms:

                 (1) INITIAL EXTENSION. Optionee shall have the right to extend the Closing Date until 10:00 a.m. (Chicago time) August 15, 1997, by giving written notice thereof to Optionor not later than July 1, 1997 and, concurrently therewith, delivering to Optionor an extension of $100,000 (the "Initial Extension Fee") in immediately available federal funds.

                 (2) ADDITIONAL EXTENSION. If Optionee shall exercise the initial extension as aforesaid, Optionee shall have the further right to extend the Closing Date until 10:00 a.m. (Chicago time) September 15, 1997, by giving written notice thereof to Optionor not later than September 1, 1997 and, concurrently therewith, delivering to Optionor an additional extension fee of $100,000 (the "Additional Extension Fee") in immediately available federal funds.


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                 (3) NON-REFUNDABLE FEES.  Except as specifically set forth in this Agreement, the Initial Extension Fee and the Additional Extension Fee are non-refundable to Optionee and shall be deemed fully earned by Optionor solely by reason of Optionor's agreement to extend the Closing Date. Notwithstanding the foregoing, Optionor agrees that an amount equal to the Initial Extension Fee and the Additional Extension Fee (to the extent either of the same have been delivered to Optionor) shall be applied against the Purchase Price if the closing hereunder shall occur. Optionee hereby acknowledges that, if any right to extend the Closing Date hereunder is exercised in accordance herewith, the payment schedule for the Option Fee under Paragraph 1B(2) hereof shall not be extended or modified (and in all events the final release of the Option Fee shall occur not later than July 15,
1997).

           B. ESCROW. On or before the Closing Date, the parties shall deliver to Title Company the following: (1) by Trustee, at Optionor's direction, a duly executed and acknowledged original deed ("Deed") in the form of Exhibit "D" attached hereto and made a part hereof (together with such certifications regarding mechanic's liens, non-foreign status certificates, IRS Form W-9 and the like executed by Trustee and/or Optionor, as applicable, as Title Company shall reasonably require in order for title to be issued as required herein, and Optionor shall reasonably approve as hereinafter contemplated), and (2) by Optionee, the Closing Payment in immediately available federal funds. Such deliveries shall be made pursuant to escrow instructions ("Escrow Instructions") to be executed among Optionee, Optionor and Title Company in form reasonably acceptable to such parties in order to effectuate the intent hereof. The conditions to the closing of such escrow shall include the Title Company's receipt of the Deed (and other certificates as provided for above), the Closing Payment and a notice from each of Optionee and Optionor confirming that all conditions precedent to the notifying party's obligation to close the transactions contemplated herein have either been satisfied or waived and authorizing Title Company to close the transactions as contemplated herein (each of Optionee and Optionor being obligated to deliver such authorization notice at the Closing Conference as soon as all such conditions precedent have been satisfied or waived and it is otherwise reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under Subparagraph C below).

           C. DELIVERY TO PARTIES. Upon the satisfaction of the conditions set forth in the Escrow Instructions, then (x) Title Company shall purchase the transfer stamps, affix them to the Deed and record the Deed with the Cook County Recorder, (y) the Closing Payment shall be delivered by Title Company to Optionor and (z) at the Closing Conference, the following items shall be delivered:

                 (1) OPTIONOR DELIVERIES. Optionor shall deliver, or cause to be delivered, to Optionee the following:

                     (a) A duly executed and acknowledged bill of sale, assignment and assumption agreement ("Assignment and Assumption Agreement") in the form of Exhibit "E" attached hereto and made a part hereof;

                     (b) Duly executed and acknowledged certificates regarding the "non-foreign" status of Optionor;

                     (c)    A copy of the Deed;

                     (d) A certificate of Optionor (the "Optionor Closing Certificate") updating the representations and warranties of Optionor contained herein and noting any changes thereto (such certificate including an updated "Rent Roll" and "Parking Agreement List", as hereinafter defined);

                     (e) Evidence reasonably satisfactory to Optionee respecting the termination of any existing management agreements entered into by Optionor with respect to the Property;

                     (f) Notice letters ("Notice Letters") to tenants, monthly parkers and vendors under the Operating Agreements notifying such parties of the consummation of the transactions contemplated herein, in form reasonably satisfactory to Optionor and Optionee;

                     (g)    The "Closing Statement", as hereinafter defined;

                     (h) To the extent received by Optionor, originals of the estoppel certificates contemplated in Paragraph 7D below;

                     (i)    Transfer tax declarations;

                     (j)    To the extent in Optionor's possession,
originals (or certified copies if originals are not available) of all Leases, Parking Agreement and other Operating Agreements, together with keys tagged for identification;

                     (k) Evidence reasonably satisfactory to Optionee and Title Company respecting the due organization of Optionor and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

                     (l) Such additional documents as may be reasonably required by Optionee and Title Company in order to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Optionor in a manner not otherwise provided for herein).

                 (2) OPTIONEE DELIVERIES. Optionee shall deliver to Optionor the following:

                     (a) A duly executed and acknowledged Assignment and Assumption Agreement;

                     (b)    Transfer tax declarations;

                     (c)    The Notice Letters;

                     (d) A Certificate of Optionee (the "Optionee Closing Certificate") updating the representations and warranties of Optionee contained herein;

                     (e)    The Closing Statement;

                     (f) Evidence reasonably satisfactory to Optionor and Title Company respecting the due organization of Optionee and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

                     (g) Such additional documents as may be reasonably required by Optionor and Title Company in or to consummate the transactions hereunder (provided the same do not materially increase the costs to, or liability or obligations of, Optionee in a manner not otherwise provided for herein).

           D. CLOSING COSTS. Optionor shall pay (i) the title insurance premium for the Owner's Policy (and any title endorsements required to be issued in order for Optionor to comply with its obligations to remove or insure over the Required Title Cure Matters), (ii) the County and State transfer taxes applicable to the Deed, and (iii) one-half of any escrow charges. Optionee shall pay (i) the City transfer taxes applicable to the Deed, (ii) the costs of the Survey, (iii) the costs of any extended title insurance coverage or title endorsements desired by Optionee (other than endorsements to be paid for by Optionor pursuant to the preceding sentence),
(iv) all sales and use taxes, if any, payable in connection with the transfers contemplated in this Agreement, (v) one-half of any escrow charges and (vi) all fees, costs or expenses incurred by Optionee in connection with Optionee's due diligence reviews hereunder. Each of Optionor and Optionee shall pay its own attorneys' fees and its respective share of prorations as hereinafter provided. Notwithstanding the foregoing, in the event the sale contemplated hereby does not close on the Closing Date, then each party shall pay all costs incurred by it.

           E.    PRORATIONS.

                 (1) ITEMS TO BE PRORATED. The following shall be prorated between Optionor and Optionee as of the Closing Date:

                     (a) All real estate taxes and assessments on the Property for 1996 and 1997 on a per diem basis (and otherwise in accordance with the provisions of this Paragraph E(1)(a)). 1996 taxes and assessments will be prorated on the basis of the amounts actually billed prior to Closing and shall be reprorated after the final determination for 1996 taxes is made in October 1997. The real estate taxes for 1997, payable in 1998, shall be estimated on the basis of an amount equal to 108% of the actual taxes for 1996. At Closing, the parties will prorate such 1997 taxes on the basis of an amount equal to 108% of the first installment of 1996 taxes (and will readjust after the final determination for 1996 taxes is made in October, 1997, utilizing an amount equal to 108% of the total actual 1996 taxes). Such proration of taxes for 1997 will be final for all purposes hereunder (and will not be subject to readjustment by either party when the actual 1997 taxes are finally determined). If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Optionee assuming the obligation to pay any installments due after the Closing Date).

                     (b)    All parking charges under any Parking
Agreements, all fixed and additional rentals under any leases with respect to the Property, security deposits and other tenant charges. Optionor shall deliver or provide a credit in an amount equal to all prepaid rentals or parking validations for periods after the Closing Date and all refundable security, parking and key card deposits, and any interest thereon required by law or by the terms of the applicable lease, (to the extent such deposits are held by Optionor and are not applied or forfeited prior to the Closing Date in accordance with the terms of the applicable lease, any such application being subject to Optionee's reasonable approval) to Optionee on the Closing Date. Rents or parking agreement income which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Optionee shall include such delinquencies in its normal billing through December, 1997 and shall diligently pursue the collection thereof in good faith after the Closing Date (but Optionee shall not be required to take any action with respect thereto except as aforesaid). To the extent Optionee receives rents or parking income or other amounts on or after the Closing Date, such payments shall be applied by Optionee towards all rent or parking income or other amounts then owed to Optionee (i.e., current amounts and any delinquent amounts owed to Optionee) in connection with the applicable Lease or Parking Agreement for which such payments are received, and any excess monies received shall be applied toward the payment of any delinquent rents or parking income or other amounts owed to Optionor, such amounts being promptly delivered by Optionee to Optionor. If Optionor shall receive any rents or parking income or other amounts on or after the Closing Date, the same shall be applied as aforesaid (and Optionor shall promptly deliver applicable amounts due to Optionee). Optionee may not waive any delinquent rents or parking income nor modify a Lease or Parking Agreement so as to reduce or otherwise affect amounts owed thereunder for any period in which Optionor is entitled to receive a share of charges or amounts without first obtaining Optionor's written consent (which consent will not be unreasonably withheld or delayed). Optionor hereby reserves the right to pursue any remedy against any tenant or monthly parker owing delinquent rents or parking income and any other amounts to Optionor (it being understood and agreed that Optionor shall have no right to terminate a lease or cause any eviction of a tenant thereunder). Optionee shall reasonably cooperate with Optionor in any collection efforts hereunder (but shall not be required to litigate or declare a default in any lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Optionor shall retain all rights relating thereto.

                     (c) All operating expenses (including amounts payable under the Party Wall Agreement); provided, however, in no event shall any sums under any management agreement in effect prior to Closing be prorated (Optionee having no obligation with respect thereto).

                 (2) CALCULATION. The prorations and payments shall be made on the basis of a written statement prepared and approved by Optionee and Optionor prior to the Close of Escrow (the "Closing Statement"). Except as set forth in Paragraph 5E(1)(a), in the event any prorations or apportionments made under this Subparagraph E shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same provided written notice of such inaccuracy and request for correction is given not later than December 15, 1997. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available, but not later than December 15, 1997.

                 (3) BROTHERS COFFEE LITIGATION. The parties acknowledge that Optionor has commenced litigation against Brothers Coffee Bar, Inc. ("Brothers Coffee"), a copy of the current pleadings to which is attached hereto as Exhibit "M". Optionee hereby agrees that Optionor shall have the right to continue to pursue such litigation (and, in connection therewith, to utilize Wildman, Harrold, Allen & Dixon or, at Optionor's election, such other attorney(s) as Optionee shall reasonably approve). If at any time such litigation is settled or is otherwise concluded (by judgment or other final determination) and sums are payable by Brothers Coffee as a result thereof, then upon receipt such sums shall be allocated as follows:

                     (a) First, towards reasonable attorneys fees and other court costs and expenses paid or incurred in conjunction with such litigation;

                     (b) Second, to Optionor any portion of the amounts awarded which are based on the liquidated damages provisions of the Brothers Coffee lease with respect to Brothers Coffee's failure to open and/or continue to operate prior to the Closing Date;

                     (c) Third, to Optionor an amount equal to Optionor's lost base rent under the Brothers Coffee lease for periods prior to Closing;

                     (d) Fourth, to Optionee any portion of the amounts awarded which are based on liquidated damages provisions of the Brothers Coffee lease with respect to Brothers Coffee's failure to operate from and after the Closing Date;

                     (e) Fifth, to Optionee any portion of such sums which are awarded based on lost base rents for periods after the Closing; and

                     (f) Sixth, the balance of any such sums shall be shared by Optionor and Optionee in the ratio which the amounts paid to Optionor under clauses (b) and (c) above bears to the amounts paid to Optionee under clauses (d) and (e) above.

     Optionor shall have the right, but not the obligation, to continue to pursue such litigation after Closing. If Optionor elects not to pursue such litigation, it shall first notify Optionee thereof in writing and, thereafter, Optionee shall have the right to pursue such litigation at its sole cost and expense. If Optionee elects to pursue such litigation, then the allocation of any payments under clauses (b) and (c), on the one hand, and clauses (d) and
(e) on the other hand shall be reversed, such that Optionee shall be entitled to receive its share of liquidated damages and lost base rents for periods after Closing prior to Optionor receiving pre-Closing lost base rents. The parties agree that any settlement proposed to be made by whichever of Optionor or Optionee is pursuing the litigation at the applicable time, shall require the consent of the other party (which consent shall not be unreasonably withheld). Optionor and Optionee will keep each other reasonably informed as to the status of such litigation (including giving copies of pleadings) and, to the extent practicable, shall coordinate the pursuit of such litigation in good faith.


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     6.    ADDITIONAL CONDITIONS PRECEDENT.

           A. CONDEMNATION OR DESTRUCTION OF PROPERTY. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant (or becomes subject) to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed by any casualty, Optionor shall promptly notify Optionee, and Optionor shall have no obligation to repair or replace any such damage or destruction. Optionor shall, upon consummation of the transaction herein provided, pay to Optionee any applicable "deductible" portion under its casualty insurance coverage, assign to Optionee all claims of Optionor respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Optionor on account of any condemnation or casualty (the damage from which shall not have been repaired by Optionor prior to the Closing Date), as applicable; provided, however, that Optionor shall retain any proceeds received (and the right to receive any proceeds) of rental income insurance or a temporary taking award that are attributable to a period prior to the Closing Date. In the event (i) the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed $1,000,000 or (ii) the result of any condemnation of the Property would be a permanent materially adverse loss of access to the Property, Optionee may, at its option, terminate this Agreement by notice to Optionor, given on or before the Closing Date.

           B. PERFORMANCE BY OPTIONOR. The performance and observance, in all material respects, by Optionor of all covenants and agreements of this Agreement to be performed or observed by Optionor prior to or on the Closing Date shall be a condition precedent to Optionee's obligation to purchase the Property. In addition, in the event that the Optionor Closing Certificate shall disclose any material adverse changes in the representations and warranties of Optionor contained in this Agreement which are not otherwise permitted or contemplated by the terms of this Agreement, then Optionee shall have the right to terminate this Agreement. Optionee shall have the option to waive the condition precedent set forth in this Paragraph 6B by written notice to Optionor. In the event of such waiver, such condition shall be deemed satisfied.

           C. PERFORMANCE BY OPTIONEE. The performance and observance, in all material respects, by Optionee of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date shall be a condition precedent to Optionor's obligation to sell the Property. In addition, in the event that the Optionee Closing Certificate shall disclose any material adverse changes in the representations and warranties of Optionee contained in this Agreement which are not permitted or contemplated by the terms of this Agreement, then Optionor shall have the right to terminate this Agreement. Optionor shall have the option to waive the condition precedent set forth in this Paragraph 6C by written notice to Optionee. In the event of such waiver, such condition shall be deemed satisfied.

           D. OPTIONOR'S RIGHT TO CURE. Notwithstanding anything to the contrary contained herein, prior to any termination under this Agreement by Optionee based on any claim of default by Optionor or failure of a condition precedent in favor of Optionee, Optionee shall give Optionor written notice specifying such claim and Optionor shall thereupon have thirty (30) days within which to cure such default or satisfy such condition (and, if necessary, the Closing Date shall be extended to accommodate such cure period).

     7.    REPRESENTATIONS, WARRANTIES AND COVENANTS.

           A.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF OPTIONOR.

                 (1) GENERAL DISCLAIMER. Except as specifically set forth in Paragraph 7A(2) below, or in the documents executed and delivered by Optionor at Closing (the "Closing Documents") the sale of the Property hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Optionee acknowledges that Optionee has examined, reviewed and inspected all matters which in Optionee's judgment bear upon the Property and its value and suitability for Optionee's purposes. In addition, Optionee acknowledges that Standard/Wabash Parking Corporation, Optionor's third party manager for the garage portion of the Property ("Garage Manager") will either be an investor in Optionee or retained as a manager or tenant of the garage portion of the Property by Optionee after closing.
Except as to matters specifically set forth in Paragraph 7A(2) below, Optionee will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections, the knowledge of Garage Manager as to the garage portion of the Property and the title insurance protection afforded by the Owner's Policy. Without limitation thereon, Optionee hereby waives any and all rights of contribution or other rights or remedies against Optionor under the Comprehensive Environmental Response, Compensation and Liability Act or any other applicable environmental laws, rules or regulations.

                 (2) LIMITED REPRESENTATIONS AND WARRANTIES OF OPTIONOR. Subject to the provisions of Paragraph 7A(1) above, Optionor hereby represents and warrants that, except as set forth in Exhibit "F" attached hereto and made a part hereof, Optionor has no knowledge that any of the following statements is untrue (and, for this purpose, Optionor's knowledge shall mean only the present actual knowledge of Andrea Backman, the portfolio manager for JMB Realty Corporation with respect to the Property, without any duty to investigate and with any imputed or constructive knowledge being excluded):

                     (a) RENT ROLL. Attached as Exhibit "G-1" and made a part hereof is a true, complete and accurate list, as of the date thereof, of all tenant leases (together with any new leases entered into in accordance with the terms of this Agreement, the "Tenant Leases") respecting the Property, together with certain information respecting the same (the "Rent Roll"), and, except for the matters involved in the Brothers Coffee litigation, described in this Agreement, Optionor has not received any written notice of a material default under any of such tenant leases that remains uncured or any written notice of a bankruptcy of a tenant or any guarantor of a Tenant Lease.

                     (b) MONTHLY PARKING AGREEMENTS. Attached as Exhibit "G-2" and made a part hereof is a true, complete and accurate list, as of May 28, 1997, of all parking agreements respecting the Property, together with certain information respecting the same (together with any parking agreements hereinafter entered into, the "Parking Agreements"), and Optionor has not received any written notice of a material default under any of such monthly parking agreements that remains uncured.

                     (c) LITIGATION. There is no pending action, litigation, condemnation or other proceeding against the Property or against Optionor with respect to the Property.

                     (d) COMPLIANCE. Optionor has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property is not in compliance with applicable laws and ordinances.

                     (e) OPERATING AGREEMENTS. Optionor has not entered into any service or similar operating agreements or contracts ("Operating Agreements") or other agreements (other than as set forth in this Agreement) relating to the Property which will be in force on the Closing Date, except as described in Exhibit "H" attached hereto, and Optionor has not received any written notice of any material default thereunder that remains uncured.

                     (f) PERSONAL PROPERTY. Optionor has not encumbered, assigned or transferred its interest in the Personal Property.

                     (g) NO EMPLOYEES OF OPTIONOR. Optionor has no employees at the Property (any such employees being employed by Optionor's third party managers of the Property).

                     (h) NO TAX APPEALS. Optionor has no tax appeals currently in process with respect to the Property.

                     (i)    DUE AUTHORITY.  This Agreement and all
agreements, instruments and documents herein provided to be executed or to be caused to be executed by Optionor are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Optionor. Optionor is a limited partnership, duly organized and validly existing under the laws of the State of Illinois, and is duly authorized and qualified to do all things required of it under this Agreement. Optionor has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.

                     (j) ENVIRONMENTAL MATTERS. Except as set forth in the reports described in Exhibit "I" attached hereto and made a part hereof (the "Environmental Reports"), Optionor has received no written notice of the existence, deposit, storage, removal, burial or discharge of any "Hazardous Material" at, upon, under, within or adjacent to the Property, in an amount which, in Optionor's reasonable judgment, would, as of the date hereof, give rise to an "Environmental Compliance Cost". The term "Hazardous Material" shall mean (i) asbestos and any chemicals, flammable substances or explosives, any radioactive materials (including radon), any hazardous wastes or substances which have, as of the date hereof, been determined by any applicable Federal, State or local government law to be hazardous or toxic by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, and/or any instrumentality now or hereafter authorized to regulate materials and substances in the environment which has jurisdiction over the Property ("Environmental Agency"), and (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, which materials listed under items (i) and (ii) above cause the Property (or any part thereof) to be in material violation of any applicable environmental laws or the regulations of any Environmental Agency; provided, however, that the term "Hazardous Material" shall not include de minimus amounts of motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline. The term "Environmental Compliance Cost" means any necessary out-of-pocket cost, fee or expense incurred directly to satisfy any requirement imposed by an Environmental Agency to bring the Property into compliance with applicable Federal, State and local laws and regulations directly relating to the existence on the Property of any Hazardous Material.

                 (k) PARTY WALL PAYMENTS.    Except for the payments made
in conjunction with the 1990 repairs to the party wall, Optionor has not paid any fees, costs or expenses under the Party Wall Agreement nor has Optionor received any written notice demanding payment of any such sums since such 1990 repairs.

           B. REPRESENTATIONS AND WARRANTIES OF OPTIONEE. Optionee hereby represents and warrants that this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Optionee are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Optionee; Optionee is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement; and Optionee has the capacity and authority to enter into this Agreement and consummate the transactions herein provided.

           C. SURVIVAL. Any cause of action of a party for a breach of the foregoing representations and warranties shall survive until December 15, 1997, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate. Notwithstanding the foregoing, if any of Blair Ashner, Bob Nelson, Gary Beller, Frank Frankini or Keith Bawolek, the individuals within Optionee's organization in charge of Optionee's due diligence reviews and acquisition determinations, with respect to the Property, or, as to the garage portion of the Property, the Garage Manager shall have actual knowledge as of the date hereof, that any of the representations or warranties of Optionor contained herein are false or inaccurate or that Optionor is in breach or default of any of its obligations under this Agreement, then Optionee shall have no right to terminate this Agreement as a result thereof (and Optionor shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default). In addition, if any of Blair Ashner, Bob Nelson, Gary Beller, Frank Frankini or Keith Bawolek, the individuals within Optionee's organization in charge of Optionee's due diligence reviews and acquisition determinations, with respect to the Property, or, as to the garage portion of the Property, the Garage Manager shall have actual knowledge as of the Closing Date that any of the representations or warranties of Optionor contained herein are false or inaccurate or that Optionor is in breach or default of any of its obligations under this Agreement, and Optionee nonetheless closes the transactions hereunder and acquires the Property, then Optionor shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such closing hereunder).

           D. INTERIM COVENANTS OF OPTIONOR. Until the Closing Date or the sooner termination of this Agreement:

                 (1) Optionor shall use good faith efforts to continue to maintain the Property in the same manner and condition as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Optionor.

                 (2) Optionor shall not enter into any additional service contracts or other similar agreements without the prior consent of Optionee, except those deemed reasonably necessary by Optionor which are cancelable on 30 days' notice and at market rates.

                 (3) Optionor shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business but shall keep Optionee reasonably informed as to the status of leasing prior to the Closing Date. Optionor shall not enter into any material new leases or material modifications of existing Tenant Leases or consent to any assignment or subleases of any Leases thereafter without the consent of Optionee (which consent will not be unreasonably withheld and shall be deemed approved if not disapproved in writing within five (5) business days of request for approval). In no event shall Optionor have any obligation to enter into any new lease or modify any existing lease unless Optionee shall agree to pay or reimburse Optionor on the Closing Date for all tenant improvement costs and leasing commissions incurred by Optionor under or in connection therewith (Optionee's agreement to pay or reimburse for such amounts not to be unreasonably withheld).

                 (4) Optionor shall use commercially reasonable good faith efforts to obtain estoppel certificates in form reasonably satisfactory to Optionee from tenants under the Tenant Leases and, if reasonably requested by Optionee, from the adjacent property owner under the Party Wall Agreement (such efforts not including any obligation to institute legal proceedings or to expend any monies therefor, other than for minor administrative charges). Optionee agrees that such estoppel certificates are not a condition to the transactions hereunder (and failure to obtain the same for any reason shall not give rise to any termination or other rights hereunder or result in any adjustments to the payments due hereunder).

                 (5) Optionor shall maintain its current insurance coverage (or substantially equivalent coverage) through Closing.

                 (6) Optionor shall use reasonable good faith efforts to notify Optionee of any breaches or defaults hereunder or other material adverse changes to the Property of which Optionor has actual knowledge during the term of this Agreement.

                 (7) Except to the extent required by law or by existing agreements respecting the Property or as otherwise provided for herein, Optionor shall not knowingly create or acquiesce to the creation of any liens, encumbrances, easements or other matters adversely affecting title to the Property which will not be removed (or insured over in accordance with the terms of this Agreement) at Closing.

     8.    LIMITATION OF REMEDIES AND LIABILITY.

           A. If the transactions hereunder shall not be closed by reason of Optionor's material default or by reason of the failure of a condition precedent to Optionee's obligations to close hereunder, and Optionee is not in material default, then the Option Fee shall be returned to Optionee (and, if such failure to close is as a result of Optionor's material default and not a failure of a condition, Optionee shall also be entitled to a return of any Initial Extension Fee or Additional Extension Fee paid by Optionee). In addition, if the transactions herein provided shall not be closed solely by reason of Optionor's material default under this Agreement, and Optionee shall not be in material default and shall be ready, willing and able to close, then Optionee shall be entitled to specifically enforce this Agreement (but no other action, for damages or otherwise shall be permitted); provided however:

                 (i) if Optionor commences suit for specific performance within thirty (30) days of the Closing Date but is unable to obtain specific performance because Optionor sold or transferred the Property to a party other than Optionee on or before the Closing Date (or within 30 days thereafter), then Optionee shall be entitled to pursue a damage action against Optionor; or

                 (ii) if the material default by Optionor shall otherwise be such that specific performance shall not be available so as to appropriately provide to Optionee the benefits of the bargain under this Agreement, Optionor shall reimburse Optionee for its actual out-of-pocket costs and expenses incurred in connection with the transactions hereunder (such reimbursement obligation not exceeding $100,000 in the aggregate).


If the transactions herein provided shall fail to close by reason of Optionee's default under this Agreement, then the Option Fee (and the Initial Extension Fee, if made by Optionee) shall be delivered and/or retained by Optionor as its sole and exclusive remedy hereunder.

           B. Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Optionee shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Optionor arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Optionor under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $500,000.

           C. No constituent partner in or agent of Optionor, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Optionor (including, but not limited to, JMB Realty Corporation or any individual named in Paragraph 7A(2) hereof) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Optionee and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Optionor's assets for the payment of any claim or for any performance, and Optionee, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Optionor (or in any other constituent partner of Optionor), nor any obligation of any constituent partner in Optionor (or in any other constituent partner of Optionor) to restore a negative capital account or to contribute capital to Optionor (or to any other constituent partner of Optionor), shall at any time be deemed to be the property or an asset of Optionor or any such other constituent partner (and neither Optionee nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).

     9. MEMORANDUM OF OPTION. Promptly after the full execution and delivery of this Agreement by Optionee and Optionor and receipt by Escrow Holder of the Option Fee, and while this Agreement is still in effect, each party shall deliver to the other party for recordation a duly executed and acknowledged memorandum of option in the form of Exhibit "J" (the "Memorandum of Option").

     10.   MISCELLANEOUS.

           A.    BROKERS.

                 (1) Except as provided in Subparagraph (2) below, Optionor represents and warrants to Optionee, and Optionee represents and warrants to Optionor, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Optionor shall indemnify and defend Optionee from the same if it shall be based upon any statement or agreement alleged to have been made by Optionor, and Optionee shall indemnify and defend Optionor from the same if it shall be based upon any statement or agreement alleged to have been made by Optionee. The indemnification obligations under this Paragraph 10A(1) shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.

                 (2) Optionor has engaged Richard Ellis, LLC, ("Broker") in connection with the sale of the Property hereunder pursuant to a separate agreement (and Optionor shall be responsible for the payment of any fees which may be due Broker pursuant to such agreement, Optionor hereby certifying to Optionee that such fees do not exceed 2% of the Purchase Price).

           B. BUSINESS DAYS. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date shall be extended until the immediately following business day. As used herein, "BUSINESS DAY" means any day other than a Saturday, Sunday or federal or Illinois State holiday.

           C. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

           D. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

           E. INTERPRETATION. Paragraph headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

           F. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

           G. SUCCESSORS AND ASSIGNS. Except for a "Permitted Transfer", Optionee may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Optionor (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder with respect to the period prior to such transfer). For purposes of this Agreement, the term "Permitted Transfer" shall mean the assignment of Optionee's rights and obligations under this Agreement to any of the following: (i) an entity directly or indirectly affiliated, controlling, controlled by or under common control with Optionee; (ii) Equity Office Properties Trust, a Maryland real estate investment trust; (iii) a partnership or limited liability company, the general partner or managing member, as applicable, of which is Equity Office Properties Trust; (iv) a real estate investment trust which, at the time of such transfer, is affiliated with Equity Group Investments, Inc. and/or controls Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership IV, an Illinois limited partnership ("ZML IV"), and/or controls the real estate formerly controlled by ZML IV; and
(v) a partnership or limited liability company, the general partner or managing member, as applicable, of which is a real estate investment trust which, at the time of such transfer, is a real estate investment trust of the type described in sub-clause (iv) of this sentence. No consent given by Optionor to any transfer or assignment of Optionee's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Optionee's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

           H. NOTICES. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery, by facsimile (followed by mail delivery as hereinafter set forth) or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

                 TO OPTIONEE:

                 EOP-Adams/Wabash Parking Garage, L.L.C.
                 c/o Equity Capital Holdings, L.L.C.
                 Two North Riverside Plaza, Suite 1900
                 Chicago, Illinois  60606
                 Attention: Mr. Gary A. Beller
                 Facsimile: (312) 906-9057
                 Telephone: (312) 466-3925

                 WITH COPY TO:

                 Rosenberg & Liebentritt, P.C.
                 Two North Riverside Plaza, Suite 1515
                 Chicago, Illinois 60606
                 Attention: Steven Ehrlich, Esq.
                 Facsimile: (312) 454-0335
                 Telephone: (312) 466-3456

                 TO OPTIONOR:

                 c/o JMB Realty Corporation
                 900 North Michigan Avenue
                 12th Floor
                 Chicago, Illinois 60611
                 Attention: Ms. Andrea Backman
                 Facsimile: (312) 915-2502
                 Telephone: (312) 915-2367

                 WITH COPY TO:

                 Pircher, Nichols & Meeks
                 1999 Avenue of the Stars
                 Suite 2600
                 Los Angeles, California 90067
                 Attention: Real Estate Notices (GML)
                 Facsimile: (310) 201-8922
                 Telephone: (310) 201-8900


Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.

           I. LEGAL COSTS. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, and notwithstanding anything to the contrary contained in this Agreement, if either Optionee or Optionor brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes, but is not limited to, reasonable attorneys' fees, reasonable expenses and costs of investigation (including, without limitation, those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 ET SEQ.), or any successor statutes.

           J. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

           K. POST-CLOSING COOPERATION. At Optionee's written request, Optionor will reasonably cooperate to make available Property-specific books and records in Optionor's possession for years 1995, 1996 and 1997, provided, however, (i) any costs or expenses in connection therewith will be borne by Optionee and (ii) in no event shall any obligation of Optionor hereunder extend beyond December 15, 1997.

           L. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies upon any person other than the parties hereto and, subject to the restrictions on assignment herein contained, their respective successors and assigns.

           M. TRUSTEE EXCULPATION. This Agreement is executed by AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, as Trustee, solely in the exercise of the authority conferred upon it as said Trustee, and no personal liability or responsibility shall be assumed by, nor at any time be asserted or enforced against it, its agents or employees on account hereof, or on account of any promises, covenants, undertakings or agreements herein contained, either express or implied; all such liability, if any, being expressly waived and released by every person now or hereafter claiming any right or security hereunder. It is understood and agreed that AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, individually, or as Trustee, shall have no obligation to see to the performance or non-performance of any of the covenants or promises herein contained. It is further understood and agreed that the Trustee is not entitled to receive any of the rents, issues, or profits of or from said trust property and this instrument shall not be construed as an admission to the contrary.

           N. ADDITIONAL CONDITIONS PRECEDENT RELATING TO BULK SALE PROVISIONS. It shall be a condition precedent to Optionee's obligation to close the purchase and sale of the Property that Optionor provide at Closing:
(1) either (a) a bulk sale stop order (the "Illinois Stop Order") from the Illinois Department of Revenue (the "Department") under the provisions of the Illinois Compiled Statutes, Sections 35 ILCS 120/5j and 35 ILCS 5/902 (collectively, the "Illinois Acts"), and, if available, a full release (the "Illinois Release") of claims from the Department with respect to all debts owed by Optionor under the Illinois Acts relating to all periods prior to the Closing Date, or (b) other evidence reasonably satisfactory to Optionee that Optionor has paid all debts owed by Optionor under the Illinois Acts relating to all periods prior to the Closing Date (such debts being collectively referred to herein as "Optionor's Illinois Debts"); and (2) either (a) a bulk sale stop order (the "City Stop Order") from the appropriate department of the City of Chicago (the "City") under the provisions of City of Chicago Municipal Bulk Sales or Transfer Section (3-4-140) (the "City Act"), and, if available, a full release (the "City Release") of claims of the City with respect to all debts owed by Optionor under the City relating to all periods prior to the Closing Date, or (b) other evidence reasonably satisfactory to Optionee that Optionor has paid all debts owed by Optionor under the City Acts relating to all periods prior to the Closing Date (such debts being collectively referred to herein as "Optionor's City Debts"). In the event that either (x) Optionor fails to provide at Closing either the Illinois Release or evidence reasonably satisfactory to Optionee that Optionor has paid Optionor's Illinois Debts and Optionor provides, at Closing, the Illinois Stop Order, or (y) the City Release or evidence reasonably satisfactory that Optionor has paid Optionor's City Debts and Optionor provides, at Closing, the City Stop Order, the amount to be withheld pursuant to the Illinois Stop Order or the City Stop Order, as applicable, shall be held in escrow by the Title Company until the earlier to occur of the Title Company's receipt, with respect to money retained by the Title Company relating to Seller's Illinois Debts, of either the Illinois Release or Optionee's written confirmation to the Title Company that it has received evidence reasonably satisfactory to Optionee that Optionor has paid Seller's Illinois Debts, and with respect to money held by Title Company relating to Seller's City Debts, of either the City Release or Optionee's written confirmation to the Title Company that it has received evidence reasonably satisfactory to Optionee that Optionor has paid Optionor's City Debts. Notwithstanding the foregoing, if the delivery of either or both of the Illinois Release or the City Release, as applicable, is subject to a demand for payment of all or a portion of the amount withheld in escrow by the Title Company to the Department or City, as applicable, the Title Company shall be authorized and directed to pay such sums in accordance with such demand and to pay the balance, if any, to Optionor. In the event that it is necessary for the Title Company to retain such amounts pursuant to this Paragraph 10N, then, at Closing, Optionor, Optionee and the Title Company shall enter into an escrow agreement to implement the provisions of this Paragraph 10N. Optionee and Optionor shall each reasonably cooperate with each other in order to obtain the Illinois Stop Order, the Illinois Release, the City Stop Order and the City Release (including obtaining the foregoing in the event that the Closing occurred by virtue of Optionor providing evidence reasonably satisfactory to Optionee of payment of Optionor's Illinois Debts and Optionor's City Debts, as applicable, as provided above) and in connection with the any escrow agreement required pursuant hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                 OPTIONOR:

                 ADAMS/WABASH LIMITED PARTNERSHIP,
                 an Illinois limited partnership

                 By:  JMB INCOME PROPERTIES, LTD.-XIII,
                      an Illinois limited partnership,
                      General Partner

                      By:     JMB REALTY CORPORATION,
                              a Delaware corporation,
                              General partner

                          By: ___________________________________________
                          Name: _________________________________________
                          Title: ________________________________________

                    [SIGNATURES CONTINUE ON NEXT PAGE]

                 OPTIONEE:

                 EOP - ADAMS/WABASH PARKING GARAGE, L.L.C., a Delaware limited liability company

                 By: EQUITY CAPITAL HOLDINGS L.P.,
                     a Delaware limited partnership,
                     its sole member

                      By:     EOP GARAGES, L.L.C.,
                              a Delaware limited liability company,
                              its general partner

                          By: ZELL/MERRILL LYNCH REAL ESTATE
                              OPPORTUNITY PARTNERS LIMITED
                              PARTNERSHIP IV,
                              an Illinois limited partnership,
                              its sole member

                              By: ZML PARTNERS LIMITED PARTNERSHIP IV,
                                  an Illinois limited partnership,
                                  its general partner

                                  By: ZM INVESTORS LIMITED
                                      PARTNERSHIP IV,
                                      an Illinois limited partnership,
                                      its general partner

                                      By: ZELL/MERRILL IV, INC.,
                                          an Illinois corporation,
                                          its general partner


                                          By: _____________________________
                                          Name: ___________________________
                                          Title: __________________________

                    [SIGNATURES CONTINUE ON NEXT PAGE]

                 TRUSTEE:

                 AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, not personally, but solely as Trustee as aforesaid


                 By: ______________________________________________________
                 Name: ____________________________________________________
                 Title: ___________________________________________________


Attest:

_________________________________
Name: ___________________________
Title:___________________________

                               EXHIBIT LIST



     "A"   - Property Description

     "B"   - Personal Property

     "C"   - Intentionally Deleted

     "D"   - Deed

     "E"   - Bill of Sale, Assignment and Assumption Agreement

     "F"   - Exceptions to Optionor's Representations
             and Warranties

     "G-1" - Rent Roll

     "G-2" - Monthly Parking Agreements

     "H"   - Operating Agreements

     "I"   - Environmental Reports

     "J"   - Memorandum of Option

     "K"   - First Amendment to Joint Order Escrow Agreement

     "L"   - Title Commitment

     "M"   - Brothers Coffee Complaint

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            JMB INCOME PROPERTIES, LTD. - XIII

                            By:  JMB Realty Corporation
                                 Managing General Partner


                                 By:   GAILEN J. HULL
                                       -----------------------------------
                                       Gailen J. Hull
                                       Senior Vice President






Dated: